Exhibit 99.1

July 30, 2007

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Second Quarter 2007 Results

Fontana, CA.— California Steel Industries, Inc. (“CSI”) today reported second quarter results for the quarter ended June 30, 2007. Sales for the period totaled $335.8 million, resulting in net income of $8.2 million.

CSI shipped 443,332 net tons of steel products, a 16 percent decrease compared to the second quarter of 2006, and a two percent increase over first quarter 2007. Net sales are four percent lower than second quarter 2006, although about seven percent higher than first quarter 2007. Average sales prices in second quarter 2007 were nine percent higher than the same period in 2006, and about three percent higher than first quarter 2007.

Net income of $8.2 million is lower than second quarter 2006’s net income of $36.3 million, and higher than first quarter 2007 net income of $1.3 million. EBITDA for the quarter was $24.4 million, compared with 2006’s second quarter results of $68.8 million.

Year-to-date, sales revenues totaled $650.5 million, compared with $667.1 million in 2006. Net income is $9.5 million versus $66.6 million in 2006. EBITDA is $37.1 million, compared with 2006’s $128.9 million.

“While we are pleased to report a profitable quarter for CSI, our market is faced with lower than usual demand, which is placing downward pressure on flat rolled sales prices,” said Masakazu Kurushima, President and CEO. “Conversely, worldwide demand for slab is driving those prices upward, placing pressure on our margins.”

“However,” he added, “sales of electric resistance welded (ERW) pipe remain strong, both in tonnage and average prices.”

Sales volumes are as follows (net tons):

	Three Months Ended		Six Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06
Hot Rolled	159,530	214,120	323,779	431,164
Cold Rolled	44,750	48,630	79,942	86,873
Galvanized	179,801	203,670	356,690	393,920
ERW Pipe	59,251	58,935	115,851	103,825

Total	443,332	525,355	876,262	1,015,782

Results (in thousands, except for billed tons) are as follows:

	Three Months Ended		Six Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06
Billed net tons	443,332	525,355	876,262	1,015,782

Net sales revenue	$335,792	$349,066	$650,475	$667,091

Cost of sales	$310,827	$279,197	$615,056	$535,723

SG&A	$7,068	$7,686	$14,926	$15,152

Operating income	$17,821	$62,183	$20,292	$115,969

Interest expense, net	$2,416	$942	$5,354	$2,489

Income before tax	$14,260	$60,525	$16,418	$111,896

Net income	$8,175	$36,333	$9,481	$66,618

Depreciation	$7,701	$7,317	$15,334	$14,510

Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$90,276	$86,906	$73,149	$71,938
Investing Activities	$(8,400)	$(4,459)	$(13,086)	$(8,885)
Financing Activities	$(40,000)	$0	$(21,183)	$(5,809)

EBITDA	$24,377	$68,784	$37,106	$128,895

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

The balance under the Company’s Revolving Credit Agreement was zero as of June 30, 2007, with availability of over $109.0 million. The Company has a balance of cash and cash equivalents as of June 30, 2007 of $44.4 million.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, and galvanized sheet and electric resistant welded pipe. Located in Fontana, California, CSI has about 1,000 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.